UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2018

THE HAIN CELESTIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22818	22-3240619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Marcus Avenue, Lake Success, NY 11042

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 587-5000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on October 26, 2018, the Board of Directors of The Hain Celestial Group, Inc. (the “Company”) appointed Mark L. Schiller as President and Chief Executive Officer, succeeding Irwin D. Simon in such role. On October 26, 2018, the Company and Mr. Simon entered into a Consulting Agreement (the “Consulting Agreement”) in order to, among other things, assist Mr. Schiller with his transition as the Company’s incoming Chief Executive Officer. The term of the Consulting Agreement will commence on November 5, 2018 and will continue until the earliest of (i) three months from the commencement date, (ii) Mr. Simon’s voluntary termination of the Consulting Agreement and (iii) the termination of the Consulting Agreement for Cause (defined as Mr. Simon’s willful and continued failure to perform his material obligations under the Consulting Agreement for a period of ten days following notice from the Company) (the “Consulting Term”).

Mr. Simon’s services to the Company will include assisting Mr. Schiller with a smooth transition into his role as the Company’s new Chief Executive Officer, and assisting with the previously announced disposition of the Hain Pure Protein Corporation, including each of the Empire Kosher, Plainville Farms, and FreeBird businesses. Mr. Simon will receive aggregate consulting fees of $975,000 as compensation for his services during the Consulting Term. In the event of Mr. Simon’s voluntary termination of the Consulting Agreement or the termination of the Consulting Agreement for Cause, (each, a “Forfeiture Event”), Mr. Simon will not be entitled to any portion of the consulting fees for any period following the Forfeiture Event.

In addition, the Company has agreed to reimburse Mr. Simon for (i) all documented and reasonable out-of-pocket expenses that he incurs at the request of the Company in connection with providing the services under the Consulting Agreement, and (ii) Mr. Simon’s reasonable legal fees incurred in connection with the negotiation of the Consulting Agreement, not to exceed $50,000. The Company has also agreed to provide Mr. Simon with an administrative assistant through the first anniversary of the expiration of the Consulting Term. Except as described above, no further payments will be made to Mr. Simon under the Consulting Agreement, and Mr. Simon has agreed to waive, forfeit and release any and all rights to or interest in certain long-term incentive awards set forth in the Succession Agreement.

Pursuant to the terms of the Consulting Agreement, Mr. Simon and the Company agreed to execute a mutual general release of claims on the date of the Consulting Agreement and again within twenty-one days following the expiration or termination of the Consulting Term.

As previously announced, Mr. Simon and the Company entered into a Succession Agreement on June 24, 2018 (the “Succession Agreement”), a copy of which is attached as Exhibit 10.1 to the Company’s 8-K filed on June 25, 2018. Except as expressly modified by the Consulting Agreement, the Consulting Agreement does not limit any of the benefits that Mr. Simon is entitled to pursuant to Sections 3(b), 3(c), 5 and 6 of the Succession Agreement. As part of the Consulting Agreement, Mr. Simon expressly acknowledged and agreed to his continuing obligations under the Succession Agreement, including but not limited to the restrictive covenants contained therein.

In connection with resigning from his position as President, Chief Executive Officer and Non-Executive Chairman as of the Succession Date, Mr. Simon has decided not to stand for re-election to the Board of Directors. Accordingly, following the Company’s 2018 Annual Meeting of Stockholders, Mr. Simon will no longer serve on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2018

THE HAIN CELESTIAL GROUP, INC.

By:	/s/ Kristy Meringolo
Name:	Kristy Meringolo
Title:	Senior Vice President & General Counsel, Chief Compliance Officer